EXHIBIT 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). NO INTEREST IN THIS NOTE MAY BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (ii) TO THE EXTENT APPLICABLE, PURSUANT TO RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER THE ACT), OR (iii) AN EXEMPTION FROM REGISTRATION UNDER THE ACT WHERE THE HOLDER HAS FURNISHED TO THE COMPANY AN OPINION OF ITS COUNSEL THAT AN EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE.

WINSONIC DIGITAL MEDIA GROUP, LTD.
9% CONVERTIBLE SUBORDINATED PROMISSORY NOTE

$250,000.00	October 12, 2005

FOR VALUE RECEIVED, the undersigned, Winsonic Digital Media Group, Ltd., a Nevada corporation ("Payor"), having its executive office at 260 Peachtree Street, Suite 2200, Atlanta, Ga. promises to pay to ATLANTA CENTENNIAL, LLC. ("Payee"), having an address at Payor's address set forth above (or at such other place as Payee may from time to time hereafter direct by notice in writing to Payor), the principal sum of TWO HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($250,000.00), in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts, on the first to occur of the following dates: (i): June 1, 2006, (the "Maturity Date") upon the demand by the holders of a majority in interest of the Notes; (ii) the date on which the outstanding principal amount of this Note is prepaid in full as hereinafter permitted (the "Prepayment Date"); (iii) the date of which the outstanding principal amount of this Note is automatically converted, or the Payee elects to convert into Common Stock of the Payor (the “Conversion Date”); and (iv) (any other date on which any principal amount of, or accrued unpaid interest on, this Note is declared to be, or becomes, due and payable pursuant to its terms prior to the Maturity Date (the "Acceleration Date").

1.  Interest And Payment.

1.1.  The principal amount of this Note outstanding from time to time shall bear simple interest at the annual rate (the "Note Rate") of nine percent (9%) from the date hereof through the earliest to occur of (i) the Maturity Date; (ii) the Prepayment Date; (iii) the Conversion Date, or (iv) the Acceleration Date.

1.2.  Interest accrued on this Note shall be payable not later than, on the earliest to occur of (i) the Maturity Date; (ii) the Prepayment Date; (iii) the Acceleration Date; or (iv) the Conversion Date.

1.3.  All payments made by the Payor on this Note shall be applied first to the payment of accrued unpaid interest on this Note and then to the reduction of the unpaid principal balance of this Note.

1.4.  In the event that the date for the payment of any amount payable under this Note falls due on a Saturday, Sunday or public holiday under the laws of the State of Georgia, the time for payment of such amount shall be extended to the next succeeding business day and interest at the Note Rate shall continue to accrue on any principal amount so effected until the payment thereof on such extended due date.

2.  Replacement Of Note.

2.1.  In the event that this Note is mutilated, destroyed, lost or stolen, Payor shall, at its sole expense, execute, register and deliver a new Note, in exchange and substitution for this Note, if mutilated, or in lieu of and substitution for this Note, if destroyed, lost or stolen. In the case of destruction, loss or theft, Payee shall furnish to Payor indemnity reasonably satisfactory to Payor, and in any such case, and in the case of mutilation, Payee shall also furnish to Payor evidence to its reasonable satisfaction of the mutilation, destruction, loss or theft of this Note and of the ownership thereof. Any replacement Note so issued shall be in the same outstanding principal amount as this Note and dated the date to which interest shall have been paid on this Note or, if no interest shall have yet been paid, dated the date of this Note.

2.2.  Every Note issued pursuant to the provisions of Section 2.1 above in substitution for this Note shall constitute an additional contractual obligation of the Payor, whether or not this Note shall be found at any time or be enforceable by anyone.

3.  Prepayment. The principal amount of this Note may be prepaid in whole at any time, or in part from time to time, without penalty or premium, together with unpaid interest thereon accrued through the Prepayment Date. Each partial prepayment of this Note shall first be applied to interest accrued through the Prepayment Date and then to principal.

4.  Acceleration Date. On or before the Maturity Date, if the Payor completes a transaction (“Merger Transaction”) in which (a) Payor is merged or consolidated with or into any other corporation in which the shareholders of the Payor shall own less than 50% of the voting securities of the surviving corporation or (b) the acquirer purchases all or substantially all of the Payor’s assets, the principal and accrued interest outstanding under the Notes will be due and payable upon the closing (the Acceleration Date”) subject to the Payee’s rights of conversion set forth in Section 8 below.

5.  Covenants of Payor.

Payor covenants and agrees that, so long as this Note remains outstanding and unpaid, in whole or in part:

5.1.  Payor will not sell, transfer or dispose of a material part of its assets;

5.2.  Payor will promptly pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it, its income and profits, or any of its property, before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that Payor or such subsidiary shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and Payor or such subsidiary, as the case may be, shall set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim so contested;

5.3.  Payor will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and substantially comply with all laws applicable to Payor as its counsel may advise;

5.4.  Payor will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition (except for the effects of reasonable wear and tear in the ordinary course of business) and will, from time to time, make all necessary and proper repairs, renewals, replacements, betterments and improvements thereto;

5.5.  Payor will, promptly following the occurrence of an Event of Default or of any condition or event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default, furnish a statement of Payor's Chief Executive Officer or Chief Financial Officer to Payee setting forth the details of such Event of Default or condition or event and the action which Payor intends to take with respect thereto; and

5.6.  Payor will, and will cause each of its subsidiaries to, at all times maintain books of account in which all of its financial transactions are duly recorded in conformance with generally accepted accounting principles.

6.  Events of Default. If any of the following events (each an "Event of Default") occurs:

6.1.  The dissolution of Payor or any vote in favor thereof by the board of directors and shareholders of Payor; or

6.2.  Payor makes an assignment for the benefit of creditors, or files with a court of competent jurisdiction an application for appointment of a receiver or similar official with respect to it or any substantial part of its assets, or Payor files a petition seeking relief under any provision of the Federal Bankruptcy Code or any other federal or state statute now or hereafter in effect affording relief to debtors, or any such application or petition is filed against Payor, which application or petition is not dismissed or withdrawn within sixty (60) days from the date of its filing; or

6.3.  Payor fails to pay the principal amount, or interest on, or any other amount payable under, this Note as and when the same becomes due and payable; and such default is not cured within thirty (30) days of such default or

6.4.  Payor admits in writing its inability to pay its debts as they mature; or

6.5.  Payor sells all or substantially all of its assets or merges or is consolidated with or into another corporation; other than a merger or other transactions in connection with the Arcadia Acquisition, or

6.6.  A proceeding is commenced to foreclose a security interest or lien in any property or assets of Payor as a result of a default in the payment or performance of any debt (in excess of $50,000 and secured by such property or assets) of Payor or of any subsidiary of Payor; or

6.7.  A final judgment for the payment of money in excess of $50,000 is entered against Payor by a court of competent jurisdiction, and such judgment is not discharged (nor the discharge thereof duly provided for) in accordance with its terms, nor a stay of execution thereof procured, within sixty (60) days after the date such judgment is entered, and, within such period (or such longer period during which execution of such judgment is effectively stayed), an appeal therefrom has not been prosecuted and the execution thereof caused to be stayed during such appeal; or

6.8.  Payor defaults in the due observance or performance of any covenant, condition or agreement and/or commits a material breach of the representations or warranties in this Note on the Convertible Note and Warrant Purchase Agreement, the part of Payor to be observed or performed pursuant to the terms of this Note (other than the default specified in Section 6.3 above) and such default continues uncured for a period of sixty (60) days then, upon the occurrence of any such Event of Default and at any time thereafter, the holder of this Note shall have the right (at such holder's option) to declare the principal of, accrued unpaid interest on, and all other amounts payable under this Note to be forthwith due and payable, whereupon all such amounts shall be immediately due and payable to the holder of this Note, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived; provided, however, that in case of the occurrence of an Event of Default under any of the sections above, such amounts shall become immediately due and payable without any such declaration by the holder of this Note.

7.  Suits for Enforcement and Remedies; Change in Control.

7.1.  If any one or more Events of Default shall occur and be continuing, the Payee may proceed to (i) protect and enforce Payee's rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, condition or agreement contained in this Note or in any agreement or document referred to herein or in aid of the exercise of any power granted in this Note or in any agreement or document referred to herein, (ii) enforce the payment of this Note, or (iii) enforce any other legal or equitable right of the holder of this Note. No right or remedy herein or in any other agreement or instrument conferred upon the holder of this Note is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

8.  Conversion and Exchange.

8.1.  On or before the Maturity Date, if the Payor completes an equity financing, of Preferred Stock, Common Stock or a combination of either stock for at least $2,000,000 (the “Next Financing”), the principal and interest outstanding under this Note will automatically convert into shares of the Payor’s Common Stock (the “Conversion Shares”) at the rate of the lower of (a) $1.00 per share, or (b) 15% below the average closing price of the Payor’s Common Stock for the previous 20 trading days. The Conversion Shares will have the same registration rights equal to the most favorable as common stock in the Next Financing or any subsequent financing.

8.2.  On or before the Maturity Date, if the Payor completes a Merger Transaction described in Section 4.1 above, then the Payee shall have the option for thirty (30) days prior to this Acceleration Date to convert all or part of the principal and accrued interest outstanding under this Note into Conversion Shares at the rate $1.00 per share, subject to adjustment as described herein.

8.3.  On or before the Maturity Date in the event the closing price of the Common Stock of Payor is equal to or greater than $1.00 for 30 consecutive trading days, the principal and interest outstanding under this Note will automatically convert into Shares of the Payor’s Common Stock at the rate of $1.00 per share. The Conversion Shares will have the same registration rights equal to the most favorable as common stock in the Next Financing or any subsequent financing.

8.4.  Exercise of Conversion shall be made by Payee delivering to Payor a notice (each, a “Conversion Notice”), stating the principal amount which Payee has converted and the number of Conversion Shares to be issued in connection with such conversion, which number of Conversion Shares shall be conclusive absent manifest error. The issuance of the Conversion Shares shall be deemed to have occurred as of the date of the giving of a Conversion Notice with respect to such Conversion Shares.

8.5.  Upon the giving of a Conversion Notice, Payee shall tender to Payor this Note for cancellation against receipt by Payee of a stock certificate, registered in the name of Payee, evidencing ownership of the number of Conversion Shares subject to such Conversion Notice. As soon as practicable following the receipt of this Note upon the giving of such Conversion Notice, but no later than ten business days following such receipt, Maker shall tender to Payee a stock certificate, registered in the name of Payee, evidencing ownership of such Conversion Shares by Payee.

8.6.  No fractional Conversion Shares shall be issued upon conversion of this Note and Payor shall exercise the Conversion Right in such a manner so that only whole integrals of Conversion Shares shall be issuable upon exercise of a Conversion Right.

8.7.  Conversion of this Note shall be deemed to have been made at the close of business on the date the Conversion Notice is delivered to Payor, so that interest shall not accrue from and after such date on which the principal amount of this Note converted and the person or persons entitled to receive Conversion Shares upon such conversion and/or exchange shall be treated for all purposes as having been the record holder or holders thereof at such time and such conversion shall be at the Conversion Rate in effect at such time. The issuance of certificates for Conversion Shares upon conversion of this Note shall be made without charge to the holder of this Note for any tax in respect of the issuance of such certificates.

8.8.  Payor shall at all times keep available out of its authorized but unissued shares of Common Stock, solely for effecting the conversion of this Note, the full number of whole Conversion Shares then deliverable upon conversion of the entire principal amount of this Note, and accrued unpaid interest thereon, at the time outstanding. Payor shall take at all times such corporate action as shall be necessary in order that Payor may validly and legally issue fully paid and nonassessable shares of Common Stock in accordance with the provisions of this Article 8.

8.9.  If the shares of Common Stock issuable upon the conversion of this Note shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise, then and in each such event the holder of this Note shall have the right thereafter to convert this Note into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which this Note might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

8.10.  In the event of:

(1) any taking by Payor of a record of any of the holders of any class of securities for any purpose, including, but not limited to, determining the holders who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive an other right; or

(2) any meeting of holders of any class of securities of Payor or any action by holders of any class of securities of Payor without a meeting; or

(3)  any capital reorganization of Payor, any reclassification of recapitalization of the capital stock of Payor or any transfer of all or substantially all of the assets of Payor to or consolidation or merger of Payor with or into any other person; or

(4) any proposed issue or grant by Payor to the holders of Common Stock of any shares of stock of any class or any other securities (including but not limited to convertible securities), or any right or option to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities; or

(5) any proposed sale of Common Stock in the manner described in Section 8.10, then and in such event, Payor will mail or cause to be mailed to the holder of record of this Note a notice specifying (i) the date on which any such record is or was to be taken and the purpose therefore, (ii) the date and purpose of any shareholders meeting or proposed shareholders action without meeting, (iii) the date on which any such sale, reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock are to surrender or exchange such shares of Common Stock for securities or other property deliverable on such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up and (iv) the amount and character of any stock or other securities, or rights or options with respect thereto, proposed to be issued or granted, the date of such proposed issue or grant and the persons or class of persons to whom such proposed issue or grant is to be offered or made. Such notice shall be mailed at least fifteen (15) days prior to the record date, shareholders meeting (or shareholders action without meeting) or other event specified in this Section 8.10. Such notice shall no longer be given upon expiration of the Conversion Period.

9.  Unconditional Obligation; Fees, Waivers, Other.

9.1.  The obligations to make the payments provided for in this Note are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever.

9.2.  If, following the occurrence of an Event of Default, Payee shall seek to enforce the collection of any amount of principal of and/or interest on this Note, there shall be immediately due and payable from Payor, in addition to the then unpaid principal of, and accrued unpaid interest on, this Note, all reasonable costs and expenses incurred by Payee in connection therewith, including, without limitation, reasonable attorneys' fees and disbursements.

9.3.  No forbearance, indulgence, delay or failure to exercise any right or remedy with respect to this Note shall operate as a waiver or as an acquiescence in any default, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

9.4.  This Note may not be modified or discharged (other than by payment) except by a writing duly executed by Payor and Payee.

9.5.  Payor hereby expressly waives demand and presentment for payment, notice of nonpayment, notice of dishonor, protest, notice of protest, bringing of suit, and diligence in taking any action to collect amounts called for hereunder, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission with respect to the collection of any amount called for hereunder or in connection with any right, lien, interest or property at any and all times which Payee had or is existing as security for any amount called for hereunder.

10.  Subordination. This Note is subordinated in right of payment to Institutional Indebtedness (hereinafter defined), which includes any principal of, premium, if any, or interest on indebtedness of Payor except Institutional Indebtedness which by its terms is not superior in right of payment to the Notes. For the purposes of this Note, the term Institutional Indebtedness shall mean all existing and future indebtedness incurred (a) by the Payor to banks, insurance companies, lease financing institutions, or other lending institutions (other than small business investment companies or venture capital firms) regularly engaged in the business of lending money; and (b) any amendment, renewal, extension or refunding of any such debt. Each Noteholder by accepting a Note agrees to the subordination and authorizes Payor to give it effect.

11.  Restriction on Transfer. This Note has been acquired for investment, and neither this Note nor any of the Conversion Shares issuable pursuant to Section 8 have been registered under the securities laws of the United States of America or any state thereof. Accordingly, no interest in this Note may be offered for sale, sold or transferred in the absence of registration and qualification of this Note, or the Conversion Shares, as the case may be, under applicable federal and state securities laws or an opinion of counsel of Payee reasonably satisfactory to Payor that such registration and qualification are not required.

12.  Miscellaneous.

12.1.  The headings of the various paragraphs of this Note are for convenience of reference only and shall in no way modify any of the terms or provisions of this Note.

12.2.  All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail (return receipt requested, postage prepaid), facsimile transmission or overnight courier to the address of the intended recipient as set forth in the preamble to this Note or at such other address as the intended recipient shall have hereafter given to the other party hereto pursuant to the provisions of this Note.

12.3.  This Note and the obligations of Payor and the rights of Payee shall be governed by and construed in accordance with the substantive laws of the State of New York without giving effect to the choice of laws rules thereof.

12.4.  This Note shall bind Payor and its successors and assigns.

Date:	By:	/s/ Winston Johnson
Winston Johnson
Chief Executive Officer

Accepted and Agreed to:

ATLANTA CENTENNIAL, LLC

/s/ Craig Bernstein
Name: Craig Bernstein